Exhibit 3.3

THIRTY-NINTH

AMENDMENT

TO

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

VORNADO REALTY L.P.

______________________________________________

Dated as of June 28, 2007

______________________________________________

THIS THIRTY-NINTH AMENDMENT TO THE SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF VORNADO REALTY L.P. (this “Amendment”), dated as of June 28, 2007, is hereby adopted by Vornado Realty Trust, a Maryland real estate investment trust (defined in the Agreement, hereinafter defined, as the “General Partner”), as the general partner of Vornado Realty L.P., a Delaware limited partnership (the “Partnership”). For ease of reference, capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P. dated as of October 20, 1997, as amended by the Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 16, 1997, and further amended by the Second Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of April 1, 1998, the Third Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 12, 1998, the Fourth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 30, 1998, the Fifth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of March 3, 1999, the Sixth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of March 17, 1999, the Seventh Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 20, 1999, the Eighth Amendment to Second Amended and Restated Agreement of Limited Partnership

of Vornado Realty L.P., dated as of May 27, 1999, the Ninth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of September 3, 1999, the Tenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of September 3, 1999, the Eleventh Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 24, 1999, the Twelfth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 1, 2000, the Thirteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 25, 2000, the Fourteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 8, 2000, the Fifteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 15, 2000, the Sixteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of July 25, 2001, the Seventeenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of September 21, 2001, the Eighteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of January 1, 2002, the Nineteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of July 1, 2002, the Twentieth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of April 9, 2003, the Twenty-First Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of July 31, 2003, the Twenty-Second Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 17, 2003, the Twenty-Third Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 27, 2004, the Twenty-Fourth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of August 17, 2004, the Twenty-Fifth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 17, 2004, the Twenty-Sixth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 17, 2004, the Twenty-Seventh Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 20, 2004, the Twenty-Eighth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 30, 2004, the Twenty-Ninth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of June 17, 2005, the Thirtieth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of August 31, 2005, the Thirty-First Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of September 9, 2005, the Thirty-Second Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 19, 2005, the Thirty-Third Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of April 25, 2006, the Thirty-Fourth Amendment to Second Amended and

Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 2, 2006, the Thirty-Fifth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of August 17, 2006, the Thirty-Sixth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of October 2, 2006, the Thirty-Seventh Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of June 28, 2007, and the Thirty-Eighth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of June 28, 2007 (as so amended, the “Agreement”).

WHEREAS, the General Partner desires to establish and set forth the terms of a new series of Partnership Interests designated as Series G-3 Preferred Units (the “Series G-3 Preferred Units”) to amend the Agreement to accomplish the same;

WHEREAS, as of the date hereof, the Partnership entered into a Contribution Agreement with the Persons identified on Schedule 1 attached hereto (collectively, the “Initial Series G-3 Purchasers”), and Jay Furman, an individual, pursuant to which the Partnership agreed to issue Series G-3 Preferred Units to the Initial Series G-3 Purchasers from time to time in accordance with and subject to the terms thereof and hereof;

WHEREAS, the General Partner has determined that it is in the best interest of the Partnership to amend the Agreement to establish the Series G-3 Preferred Units and set forth the terms thereof to reflect the issuance of the above-referenced Series G-3 Preferred Units;

WHEREAS, Section 14.1.B of the Agreement grants the General Partner power and authority to amend the Agreement without the consent of any of the Partnership’s limited partners if the amendment does not adversely affect or eliminate any right granted to a limited partner pursuant to any of the provisions of the Agreement specified in Section 14.1.C or Section 14.1.D of the Agreement as requiring a particular minimum vote; and

WHEREAS, the General Partner has determined that the amendment effected hereby does not adversely affect or eliminate any of the limited partner rights specified in Section 14.1.C or Section 14.1.D of the Agreement;

NOW, THEREFORE, the General Partner hereby amends the Agreement as follows:

1.           Exhibit AL, attached hereto as Attachment 1, is hereby incorporated by reference into the Agreement and made a part thereof.

2.            Section 4.2 of the Agreement is hereby supplemented by adding the following paragraph to the end thereof:

“AL.     Issuance of Series G-3 Preferred Units. From and after the date hereof the Partnership shall be authorized to issue Partnership Units of a new series, which Partnership Units are hereby designated as “Series G-3 Preferred Units”. Series G-3 Preferred Units shall have the terms set forth in Exhibit AL attached hereto and made part hereof.”

3.           In making distributions pursuant to Section 5.1(B) of the Agreement, the General Partner of the Partnership shall take into account the provisions of Paragraph 2 of Exhibit AL to the Agreement, including, but not limited to, Paragraph 2.G(ii) thereof.

4.           The Agreement is hereby supplemented by adding the following paragraph at the end of Section 8.6 thereof:

AE.        Series G-3 Preferred Unit Exception. Holders of Series G-3 Preferred Units shall not be entitled to the Redemption Right provided for in Section 8.6.A of this Agreement.”

5.           Exhibit A of the Agreement is hereby deleted and is replaced in its entirety by new Exhibit A attached hereto as Attachment 2.

6.           Except as expressly amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first written above.

VORNADO REALTY TRUST

By:	/s/ Alan J. Rice
Name:	Alan J. Rice
Title:	Senior Vice President

Schedule 1

INITIAL SERIES G-3 PURCHASERS

FB EAST RUTHERFORD LLC

FB HAZLET LLC

FB OCEANSIDE LLC

FB PLAINFIELD LLC

FB UNION LLC

JR UNION L.L.C.

Attachment 1

EXHIBIT AL

DESIGNATION OF THE PREFERENCES, CONVERSION

AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS,

LIMITATIONS AS TO DISTRIBUTIONS, QUALIFICATIONS AND TERMS

AND CONDITIONS OF REDEMPTION

OF THE

SERIES G-3 PREFERRED UNITS

1.	Definitions.

In addition to those terms defined in the Agreement, the following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in the Agreement and this Exhibit AL:

“Applicable Distribution Rate” shall mean, subject to the immediately following sentence, with respect to each full Distribution Period, an interest rate per annum equal to the product of (x) the sum of (a) LIBOR, determined as of the Determination Date immediately preceding the commencement of such Distribution Period, plus (b) 90 basis points (0.90%) divided by (y) four (4). With respect to any Distribution Period following, and during the continuance of, a failure on the part of the Partnership to redeem any Series G-3 Preferred Unit called for redemption pursuant to Section 2D hereof or noticed or tendered for redemption pursuant to Section 2E hereof, the Applicable Distribution Rate with respect to all Series G-3 Preferred Units shall be an interest rate per annum equal to the product of (x) the sum of (a) LIBOR, determined as of the Determination Date immediately preceding the commencement of such Distribution Period, plus (b) 240 basis points (2.40%) divided by (y) four (4). For the initial Distribution Period, or any other period shorter or longer than a full Distribution Period, the Applicable Distribution Rate shall be computed on the basis of twelve 30-day months and a 360-day year.

“Change in Control” shall mean (i) a consolidation or merger of the Partnership or the General Partner with one or more entities, (ii) a statutory share exchange by the Partnership or the General Partner, (iii) a sale or transfer of all or substantially all of the Partnership’s or the General Partner’s assets and (iv) the Continuing Trustees cease to be at least a majority of the board of trustees of the General Partner.

“Common Shares” shall mean the common shares of beneficial interest of the General Partner, par value $.04 per share.

“Continuing Trustee” means as of the date of any determination, a member of the General Partner’s board of trustees who either was a member of the General Partner’s board of trustees on the date of this Amendment or was nominated for election or appointed or elected to the General Partner’s board of trustees with the approval of a majority of the Continuing Trustees who were member of the General Partner’s board of trustees at the time of such new trustee’s nomination, appointment or election, either by a specific vote or by approval of the proxy statement issued by the General Partner on behalf of the board of trustees, in which such individual is named as nominee for trustee.

“Contribution Agreement” shall mean the Contribution Agreement, dated as of June 15, 2007 (the “Contribution Agreement”), by and among the Persons signatory thereto and identified as “Contributors” in the Recitals thereto, the Partnership and, solely with respect to the specified provisions, Jay Furman, an individual, and, solely with respect to Section 7.19 thereto, Bryan S. Weingarten, an individual.

“Determination Date” shall mean, with respect to any Distribution Period, the date that is two (2) LIBOR Business Days prior to the first day of such Distribution Period.

“Distribution Payment Date” shall mean the first calendar day of January, April, July and October, in each year, commencing on April 1, 2007; provided, however, that if any Distribution Payment Date falls on any day other than a Unit Business Day, the distribution payment due on such Distribution Payment Date shall be paid on the first Unit Business Day immediately following such Distribution Payment Date.

“Distribution Periods” shall mean quarterly distribution periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Distribution Period (other than the initial Distribution Period with respect to each Series G-3 Preferred Unit, which shall commence on the date on which such Series G-3 Preferred Unit was issued by the Partnership and end on and include the day preceding the first day of the next succeeding Distribution Period).

“Institutional Lender” shall mean a bank, trust company, insurance company, investment banking firm, an affiliate of any of the foregoing, pension fund, eleemosynary institution, union welfare or pension fund, a trust created to hold multiple commercial mortgage loans, or other organization that is regularly engaged in the financing of commercial properties so long as such entity or organization is unaffiliated with the Partnership.

“Issue Reference Price” shall mean, with respect to each Series G-3 Preferred Unit, the average closing price on the New York Stock Exchange of the Common Shares for the ten (10) trading days prior to and including September 13, 2007 (or, if such day is not a trading day, the ten (10) trading days prior to and including the first trading day immediately thereafter). The Issue Reference Price shall be subject to adjustment as described in Schedule 2 hereto.

“LIBOR” shall mean, with respect to each Distribution Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/100,000 of 1% (0.00001%)) for deposits in U.S. dollars, for a three-month period, that appears on Telerate Page 3750 (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date. If such rate does not appear on Telerate Page 3750 as of 11:00 a.m., London time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period that appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, the General Partner shall request the principal London office of any four major reference banks in the London interbank market selected by the General Partner to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a three-month period as of 11:00 a.m., London time, on such Determination Date for amounts of not less than U.S. $1,000,000. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the General Partner shall request any three major banks in New York City selected by the General Partner to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a three-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for amounts of not less than U.S. $1,000,000. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. If fewer than two (2) such rates are so provided, then LIBOR will be LIBOR used to determine the Applicable Distribution Rate during the immediately preceding Distribution Period. LIBOR shall be determined conclusively by the General Partner or its agent, absent manifest error.

“LIBOR Business Day” shall mean each day on which dealings in deposits in U.S. Dollars are transacted in the London interbank market.

“Permitted Redemption Date” shall mean the earlier to occur of (x) the tenth (10th) anniversary of the last Closing (as defined in the Contribution Agreement) to occur pursuant to the Contribution Agreement and (y) December 31, 2017 (or, if such day is not a Unit Business Day, the immediately preceding Unit Business Day).

“Qualified Debt-Financed Distribution” shall mean a distribution, requested and made in accordance with and subject to the terms of Section 2.7 of the Contribution Agreement, by the Partnership to the holder of a Series G-3 Preferred Unit of cash derived from and attributable to a borrowing by the Partnership provided that the Partnership borrowing is allocable for tax purposes to the Partner to whom the distribution is made under Treas. Reg. 1.707-5(b).

“Redemption Date” shall have the meaning set forth in Section 2.D(ii) hereof.

“Redemption Price” shall mean, with respect to each Series G-3 Preferred Unit as of any date of redemption, an amount in U.S. dollars equal to the sum of (w) the Series G-3 Preferred Unit Redemption Value plus (x) any accrued and unpaid distributions with respect to such Series G-3 Preferred Unit to such date of redemption.

“Redemption Reference Price” shall mean, with respect to each Series G-3 Preferred Unit, the average closing price on the New York Stock Exchange of the Common Shares for the ten (10) trading days prior to and including the Redemption Valuation Date.

“Redemption Valuation Date” shall mean the trading day immediately prior to the applicable Redemption Date.

“Series G-3 Effective Date” shall mean, with respect to each Series G-3 Preferred Unit, the date that is one year from the date of issuance of such Series G-3 Preferred Unit.

“Series G-3 Notice of Redemption” shall have the meaning set forth in Section 2.E(i)(a) hereof.

“Series G-3 Preferred Unit” means a Partnership Unit issued by the Partnership having the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption as are set forth in this Exhibit AL.

“Series G-3 Preferred Unit Redemption Value” means $25 per Series G-3 Preferred Unit; provided, however, that notwithstanding the foregoing, if on the Redemption Valuation Date, the Redemption Reference Price:

(A) is greater than or equal to 180% of the Issue Reference Price, the Series G-3 Preferred Unit Redemption Value shall be $37.50 per Series G-3 Preferred Unit;

(B) is greater than 120% of the Issue Reference Price but less than 180% of the Issue Reference Price, the Series G-3 Preferred Unit Redemption Value shall be an amount per Series G-3 Preferred Unit equal to the product of (x) $25 multiplied by (y) a fraction of which the numerator is the Redemption Reference Price and the denominator is 120% of the Issue Reference Price;

(C) is greater than 40% of the Issue Reference Price but less than 80% of the Issue Reference Price, the Series G-3 Preferred Unit Redemption Value shall be an amount per Series G-3 Preferred Unit equal to the product of (x) $25 multiplied by (y) a fraction of which the numerator is the Redemption Reference Price and the denominator is 80% of the Issue Reference Price; or

(D) is less than or equal to 40% of the Issue Reference Price, the Series G-3 Preferred Unit Redemption Value shall be $12.50 per Series G-3 Preferred Unit.

For illustrative purposes, hypothetical calculations of the Series G-3 Preferred Unit Redemption Value are set forth in Schedule 1 attached hereto.

“Series G-3 Redeeming Partner” shall have the meaning set forth in Section 2.E(i)(a) hereof.

“Series G-3 Redemption Right” shall have the meaning set forth in Section 2.E(i)(a) hereof.

“Series G-3 Specified Redemption Date” shall mean the sixty-first calendar day after receipt by the General Partner of a Series G-3 Notice of Redemption in respect of the Series G-3 Units; provided, however, that the Series G-3 Specified Redemption Date shall mean the tenth Unit Business Day after receipt by the General Partner of a Series G-3 Notice of Redemption delivered in respect of a redemption described in Treas. Reg. 1.7704-1(e).

“set apart for payment” shall be deemed to include, without any action other than the following, the recording by the Partnership or the General Partner on behalf of the Partnership in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of a distribution by the General Partner, the allocation of funds to be so paid on any series or class of Partnership Units; provided, however, that if any funds for any class or series of Junior Units (as defined below) or any Parity Units (as defined below) are placed in a separate account of the Partnership or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series G-3 Preferred Units shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent, respectively.

“Unit Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

2.	Terms of the Series G-3 Preferred Units.

A.          Number. As of the close of business on the date of the amendment pursuant to which this Exhibit AL was adopted, the total number of Series G-3 Preferred Units issued and outstanding will be 494,236. The Partnership may issue additional Series G-3 Preferred Units from time to time in accordance with the terms of the Agreement and, in connection with any such additional issuance, Exhibit A to the

Agreement shall be revised to reflect the total number of Series G-3 Preferred Units then issued and outstanding.

B.           Distributions. (i) The holder of each then outstanding Series G-3 Preferred Unit shall be entitled to receive, when, as and if declared by the General Partner, distributions payable in cash in an amount equal to the product of (x) $25.00 multiplied by (y) the Applicable Distribution Rate. Such distributions with respect to each Series G-3 Preferred Unit shall be cumulative from the date of issuance of such Series G-3 Preferred Unit and shall be payable quarterly, when, as and if authorized and declared by the General Partner, in arrears on Distribution Payment Dates, commencing on the first Distribution Payment Date after June 28, 2007. Distributions are cumulative from the most recent Distribution Payment Date to which distributions have been paid. Accumulated and unpaid distributions for any past Distribution Periods may be declared and paid at any time, without reference to any regular Distribution Payment Date.

(ii)  The holders of the then outstanding Series G-3 Preferred Units shall not be entitled to any distributions, whether payable in cash, property or securities, in excess of cumulative distributions, as herein provided, on the Series G-3 Preferred Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series G-3 Preferred Units that may be in arrears.

(iii) So long as any Series G-3 Preferred Units are outstanding, no distributions, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any series or class or classes of Parity Units (as defined below) for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series G-3 Preferred Units for all Distribution Periods terminating on or prior to the distribution payment date on such class or series of Parity Units, except in the case of distributions on the Series B-2 Restricted Preferred Units to the extent not paid due to a lack of funds in the Nongovernmental Account. When distributions are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all distributions declared upon Series G-3 Preferred Units and all distributions declared upon any other series or class or classes of Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated and unpaid on the Series G-3 Preferred Units and such Parity Units, except in the case of distributions on the Series B-2 Restricted Preferred Units to the extent not paid due to a lack of funds in the Nongovernmental Account.

(iv) So long as any Series G-3 Preferred Units are outstanding, no distributions (other than distributions paid solely in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Junior Units made in respect of a redemption, purchase or other acquisition of Common Shares made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the General Partner or any subsidiary), for any consideration (or any moneys to be paid to or made available for a sinking fund for the redemption of any such Junior Units) by the General Partner, directly or indirectly (except by conversion into or exchange for Junior Units), unless in each case (a) the full cumulative distributions on all outstanding Series G-3 Preferred Units and any other Parity Units of the Partnership shall have been paid or set apart for payment for all past Distribution Periods with respect to the Series G-3 Preferred Units and all past distribution periods with respect to such Parity Units, except to the extent that distributions on the Series B-2 Restricted Preferred Units are not then able to be paid owing to a lack of funds in the Nongovernmental Account, and (b) sufficient funds shall have been paid or set apart for the payment of the distribution for the current Distribution Period with respect to the Series G-3 Preferred Units and any Parity Units, except to the extent that distributions on the Series B-2 Restricted Preferred Units are not then able to be paid owing to a lack of funds in the Nongovernmental Account.

C.           Liquidation Preference. (i) In the event of any liquidation, dissolution or winding up of the Partnership or the General Partner, whether voluntary or involuntary, before any payment or distribution of the assets of the Partnership shall be made to or set apart for the holders of Junior Units, holders of the Series G-3 Preferred Units shall be entitled to receive the Series G-3 Preferred Unit Redemption Value per Series G-3 Preferred Unit plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders, but the holders of Series G-3 Preferred Units shall not be entitled to any further payment. If, upon any such liquidation, dissolution or winding up of the Partnership or the General Partner, the assets of the Partnership, or proceeds thereof, distributable to the holders of Series G-3 Preferred Units shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Parity Units, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series G-3 Preferred Units and the holders of any such other Parity Units ratably in accordance with the respective amounts that would be payable on such Series G-3 Preferred Units and any such other Parity Units if all amounts payable thereon were paid in full. For the purposes of this Section 2.C and 2.G, (i) a consolidation or merger of the Partnership or the General Partner with one or more entities, (ii) a statutory share exchange by the Partnership or the General Partner and (iii) a sale or transfer of all or substantially all of the Partnership’s or the General Partner’s assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Partnership or General Partner.

(ii)  Subject to the rights of the holders of Partnership Units of any series or class or classes of shares ranking on a parity with or prior to the Series G-3 Preferred Units upon any liquidation, dissolution or winding up of the General Partner or the Partnership, after payment shall have been made in full to the holders of the Series G-3 Preferred Units, as provided in this Section, any series or class or classes of Junior Units shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holder of the Series G-3 Preferred Units shall not be entitled to share therein.

D.          The Partnership’s Right to Redeem the Series G-3 Preferred Units. (i) Except as set forth in Section 2.E below and the last sentence of this Section 2.D(i), the Series G-3 Preferred Units shall not be redeemable prior to the Permitted Redemption Date. On and after the Permitted Redemption Date, the General Partner may, at its option, cause the Partnership to redeem the Series G-3 Preferred Units in whole or in part, as set forth herein, subject to the provisions described below, at the applicable Redemption Price. Notwithstanding the foregoing, the General Partner may, at its option, prior to the Permitted Redemption Date, cause the Partnership to redeem, subject to the provisions described below and at the applicable Redemption Price, any Series G-3 Preferred Units, in whole or in part, held by a holder (w) whose basis for U.S. federal income tax purposes in such Series G-3 Preferred Units is stepped-up under Section 1014 of the Code, (x) who is a qualified charitable institution or an Institutional Lender who has obtained such Series G-3 Preferred Units as a result of a default by the holder of such Series G-3 Preferred Units on a loan from the Institutional Lender, (y) to the extent the proceeds of such redemption will be used to satisfy (or reimburse itself for amounts paid with respect to) such holder’s indemnification obligations pursuant to Article 6 of the Contribution Agreement or (z) who is a transferee from such holder described in clauses (w), (x) and (y) above.

(ii)  The Redemption Price in respect of each Series G-3 Preferred Unit shall be payable, at the election of the holder thereof, in (x) cash, (y) Class A Units (with each such Class A Unit valued at the applicable Redemption Reference Price), provided that in no event shall the Partnership be required to deliver fractional Class A Units or (z) the form of a Qualified Debt-Financed Distribution (or a combination of (x), (y) and (z)). The Partnership shall provide the holder of each Series G-3 Preferred Unit intended to be redeemed pursuant to this Section D not less than 61 calendar days notice of the date of such redemption. If the holder of any such Series G-3 Preferred Unit fails to elect the form in which the Redemption Price is to be paid on or prior to the 15th calendar day preceding such date of redemption in the manner prescribed in the notice of redemption given by the Partnership, such holder shall be deemed to have elected to receive the Redemption Price in cash. A Partner shall not be entitled to elect to receive Class A Units in payment of the Redemption Price if (but only as long as) the delivery of Class A Units to such Partner on the date of redemption would be prohibited under applicable federal or state securities laws or regulations. If fewer than all of the outstanding Series G-3 Preferred Units that are not held by the General Partner are to be redeemed, the Series G-3 Preferred Units to be redeemed from each holder (other than the General Partner) shall be selected pro rata (as nearly as practicable without creating fractional units). Any notice of redemption delivered pursuant to this Section 2.D(ii) will be (x) faxed and (y) mailed by certified mail, postage prepaid, not less than 61 calendar days prior to the date upon which such redemption is to occur (the “Redemption Date”), addressed to each holder of record of the Series G-3 Preferred Units at their respective addresses as they appear on the records of the Partnership. No immaterial defect in such notice shall affect the validity of the proceedings for the redemption of any Series G-3 Preferred Units. In addition to any information required by law, each such notice shall state: (a) the Redemption Date, (b) the aggregate number of Series G-3 Preferred Units to be redeemed and, if fewer than all of the outstanding Series G-3 Preferred Units are to be redeemed, the number of Series G-3 Preferred Units to be redeemed held by such holder, which number shall equal such holder’s pro rata share (based on the percentage of the aggregate number of outstanding Series G-3 Preferred Units that the total number of Series G-3 Preferred Units held by such holder represents and determined as nearly as practicable without creating fractional interests) of the aggregate number of Series G-3 Preferred Units to be redeemed, (c) the place or places where such Series G-3 Preferred Units are to be surrendered for payment of the amount payable upon redemption and (d)  that payment of such amount will be made upon presentation and surrender of such Series G-3 Preferred Units. If the Partnership gives a notice of redemption in respect of Series G-3 Preferred Units pursuant to this Section 2.D(ii), then, by 12:00 noon, New York City time, on the Redemption Date, the Partnership will deposit irrevocably in trust for the benefit of the holders of Series G-3 Preferred Units being redeemed funds and/or Class A Units sufficient to pay the applicable amount payable with respect to such Series G-3 Preferred Units and will give irrevocable instructions and authority to pay such amount to the holders of the Series G-3 Preferred Units upon surrender of the Series G-3 Preferred Units by such holders at the place designated in the notice of redemption.

(iii) Upon any redemption of Series G-3 Preferred Units, the Partnership shall pay any accumulated and unpaid distributions for any Distribution Period, or any other period shorter than a full Distribution Period, ending on or prior to the Redemption Date. On and after the Redemption Date, distributions will cease to accumulate on the Series G-3 Preferred Units called for redemption, unless the Partnership defaults in payment therefor. If any date fixed for redemption of Series G-3 Preferred Units is not a Unit Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Unit Business Day (and without any interest or other payment in respect of any such delay) except that, if such Unit Business Day falls in the next calendar year, such payment will be made on the immediately preceding Unit Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the Redemption Price is improperly withheld or refused and not paid by the Partnership, distributions on such Series G-3 Preferred Units will continue to accumulate at the Applicable Distribution Rate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable Redemption Price. Except as provided above, the Partnership shall make no payment or allowance for unpaid distributions, whether or not in arrears, on Series G-3 Preferred Units called for redemption under this Section 2.D.

(iv) If full cumulative distributions on the Series G-3 Preferred Units and any other series or class or classes of Parity Units have not been paid or declared and set apart for payment, then except in fulfillment of an exercise of the redemption right set forth in Section 2.E below or, in the case of Parity Units, the exercise of any similar redemption, conversion or other similar option granted concurrently with the issuance of such Parity Units, and except to the extent that such distributions or amounts distributable on the Series B-2 Restricted Preferred Units may not be payable due to a lack of funds in the Nongovernmental Account, the Series G-3 Preferred Units may not be redeemed in part and the Partnership may not purchase, redeem or otherwise acquire Series G-3 Preferred Units or any Parity Units other than in exchange for Junior Units.

(v)  Except as provided in Section 2.E below, as promptly as practicable after the surrender of any such Series G-3 Preferred Units so redeemed, such Series G-3 Preferred Units shall be exchanged for the amount of cash (without interest thereon), Qualified Debt Finance Distribution or Class A Units payable therefor pursuant to Section 2.D(i). If fewer than all the Series G-3 Preferred Units represented by any physical certificate are redeemed, then the Partnership shall issue new certificates representing the unredeemed Series G-3 Preferred Units without cost to the holder thereof.

(vi) With respect to each redemption of Series G-3 Preferred Units caused by the General Partner pursuant to this Section 2.D (except for redemptions described in the last sentence of Section 2.D(i)), the Partnership shall either (i) cause the Redemption Date to occur on a date on which Qualified Debt Financed Distributions are available pursuant to Section 2.7(e) of the Contribution Agreement or (ii) agree to make Qualified Debt Financed Distributions available on such Redemption Date notwithstanding the provisions of Section 2.7(e) of the Contribution Agreement.

E.	Series G-3 Preferred Unit Holder Redemption Right.

(i)          General. (a) Subject to paragraphs (ii) and (iii) below, on or after the third anniversary of the Series G-3 Effective Date (or on the Series G-3 Effective Date with respect to any Series G-3 Preferred Units held by a holder (v) whose basis for U.S. federal income tax purposes in such Series G-3 Preferred Units is stepped-up under Section 1014 of the Code, (w) who is a qualified charitable institution or an “Institutional Lender” who has obtained such Series G-3 Preferred Units as a result of a default by the holder of such Series G-3 Preferred Units on a loan from the Institutional Lender, (x) to the extent the proceeds of such redemption will be used to satisfy (or reimburse itself for amounts paid with respect to) such holder’s indemnification obligations pursuant to Article 6 of the Contribution Agreement), (y) who is a transferee from any holder described in clauses (v), (w) and (x) above, or (z) to the extent such holder (or any of its Unit Distributees, as defined in the Contribution Agreement) elects to have the Redemption Price paid in the form of a Qualified Debt-Financed Distribution), with respect to each Series G-3 Preferred Unit, the holder of such Series G-3 Preferred Unit shall have the right (the “Series G-3 Redemption Right”) to require the Partnership to redeem such Series G-3 Preferred Unit on any Series G-3 Specified Redemption Date at the applicable Redemption Price. Any such Series G-3 Redemption Right shall be exercised pursuant to notice of redemption comparable to the Notice of Redemption required under Section 8.6 of the Agreement (a “Series G-3 Notice of Redemption”) delivered to the Partnership (with a copy to the General Partner) by the Limited Partner who is exercising the Series G-3 Redemption Right (the “Series G-3 Redeeming Partner”). A holder of the Series G-3 Preferred Units may not exercise the Series G-3 Redemption Right in respect of less than 4,000 Series G-3 Preferred Units held by such holder or, if such holder holds less than 4,000 Series G-3 Preferred Units, all of the Series G-3 Preferred Units held by such holder on the date of the applicable Series G-3 Redemption Notice. Other than causing the Partnership to comply with its obligations hereunder, the General Partner shall not have any obligation to the Redeeming Partner or to the Partnership with respect to the Redeeming Partner’s exercise of the Series G-3 Redemption Right. In addition, any redemption pursuant to the Series G-3 Redemption Right shall be subject to all of the provisions of the Agreement governing redemptions under Section 8.6 of the Agreement as if it were a redemption under that section, except as otherwise provided herein. The Redemption Price in respect of each Series G-3 Preferred Unit shall be payable, at the election of the holder thereof, in (x) cash or (y) the form of a Qualified Debt-Financed Distribution. If the holder of any such Series G-3 Preferred Unit fails to elect the form in which the Redemption Price is to be paid concurrently with the delivery of the Series G-3 Notice of Redemption, such holder shall be deemed to have elected to receive the Redemption Price in cash.

(b)         The Series G-3 Redeeming Partner shall have no right with respect to any Series G-3 Preferred Units so redeemed to receive any distributions paid after the Series G-3 Specified Redemption Date, unless the record date for the distribution preceded the Series G-3 Specified Redemption Date. If the record date for such distribution was a date prior to the Series G-3 Specified Redemption Date and the Distribution Payment Date in respect of such distribution was a date after the Series G-3 Specified Redemption Date, such Series G-3 Redeeming Partner shall be required, as a condition of the redemption of such Series G-3 Preferred Units, to pay the amount of such distribution to the Partnership.

(c)         The Assignee of any Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 2.E, and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Limited Partner’s Assignee. In connection with any exercise of such rights by such Assignee on behalf of such Limited Partner, the Redemption Price and any accumulated and unpaid distributions shall be paid by the Partnership directly to such Assignee and not to such Limited Partner.

(d)         The Partnership shall give each holder of record of a Series G-3 Preferred Unit notice of any Change in Control within fifteen (15) days after the occurrence thereof. By notice to the Partnership delivered on or before the 20th Business Day after the date of the notice delivered pursuant to the immediately preceding sentence, each holder of record of a Series G-3 Preferred Unit may elect to exercise such holder’s rights under this Section 2.E with respect to all Series G-3 Preferred Units held by such holder notwithstanding that the Series G-3 Effective Date shall not have occurred.

(ii)	Intentionally Omitted.

(iii) No Liens on Partnership Units Delivered for Redemption. Each holder of any Series G-3 Preferred Units covenants and agrees with the General Partner that all Series G-3 Preferred Units delivered for redemption shall be delivered to the Partnership or the General Partner, as the case may be, free and clear of all liens, and, notwithstanding anything contained herein to the contrary, neither the General Partner nor the Partnership shall be under any obligation to acquire Series G-3 Preferred Units which are or may be subject to any liens. Each holder of Series G-3 Preferred Units further agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its Series G-3 Preferred Units to the Partnership or the General Partner, such holder shall assume and pay such transfer tax.

(iv) In addition to and without limiting any other rights or causes of action which a holder may have hereunder or at law or in equity, each holder shall be entitled to bring an action for specific performance in the event the Partnership defaults in its obligations under Section 2.D or this Section 2.E to redeem any Series G-3 Preferred Unit or to pay the associated Redemption Price in the amount and form required.

F.           Conversion. The Series G-3 Preferred Units are not convertible into or redeemable or exchangeable for any other property or securities of the General Partner or the Partnership at the option of any holder of Series G-3 Preferred Units, except as provided in Sections 2.D and 2.E hereof.

G.          Ranking. (i) Any class or series of Partnership Units shall be deemed to rank:

(a)          prior to the Series G-3 Preferred Units, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up of the General Partner or the Partnership, if the holders of such class or series of Partnership Units shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series G-3 Preferred Units;

(b)          on a parity with the Series G-3 Preferred Units, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up of the General Partner or the Partnership, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per Partnership Unit be different from those of the Series G-3 Preferred Units, if the holders of such Partnership Units of such class or series and the Series G-3 Preferred Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per Partnership Unit or liquidation preferences, without preference or priority one over the other, except to the extent that such distributions or amounts distributable on the Series B-2 Restricted Preferred Units may not be payable due to a lack of funds in the Nongovernmental Account (“Parity Units”); and

(c)          junior to the Series G-3 Preferred Units, as to the payment of distributions or as to the distribution of assets upon liquidation, dissolution or winding up of the General Partner or the Partnership, if such class or series of Partnership Units shall be Common Partnership Units or if the holders of Series G-3 Preferred Units shall be entitled to receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Partnership Units of such class or series (“Junior Units”).

(ii)  The Series A Preferred Units, Series B-1 Convertible Preferred Units, the Series B-2 Convertible Restricted Preferred Units, Series B Pass-Through Preferred Units, Series C-1 Convertible Preferred Units, Series C Pass-Through Preferred Units, Series D-1 Preferred Units, Series D-2 Preferred Units, Series D-3 Preferred Units, Series D-4 Preferred Units, Series D-5 Preferred Units, Series D-6 Preferred Units, Series D-7 Preferred Units, Series D-8 Preferred Units, Series D-9 Preferred Units, Series D-10 Preferred Units, Series D-11 Preferred Units, Series D-12 Preferred Units, D-13 Preferred Units, Series D-14 Preferred Units, Series E-1 Convertible Preferred Units, Series E Preferred Units, Series F-1 Preferred Units, Series F Preferred Units, Series G Preferred Units, Series G-1 Preferred Units, Series G-2 Preferred Units, Series G-3 Preferred Units, Series G-4 Preferred Units, Series H Preferred Units and Series I Preferred Units shall be Parity Units with respect to the Series G-3 Preferred Units and the holders of the Series G-3 Preferred Units and holders of the Series A Preferred Units, Series B-1 Convertible Preferred Units, the Series B-2 Restricted Preferred Units, Series B Pass-Through Preferred Units, Series C-1 Convertible Preferred Units, Series C Pass-Through Preferred Units, Series D-1 Preferred Units, Series D-2 Preferred Units, Series D-3 Preferred Units, Series D-4 Preferred Units, Series D-5 Preferred Units, Series D-6 Preferred Units, Series D-7 Preferred Units, Series D-8 Preferred Units, Series D-9 Preferred Units, Series D-10 Preferred Units, Series D-11 Preferred Units, Series D-12 Preferred Units, D-13 Preferred Units, Series D-14 Preferred Units, Series E-1 Convertible Preferred Units, Series E Preferred Units, Series F-1 Preferred Units, Series F Preferred Units, Series G Preferred Units, Series G-1 Preferred Units, Series G-2 Preferred Units, Series G-3 Preferred Units, Series G-4 Preferred Units, Series H Preferred Units and Series I Preferred Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated and unpaid distributions per Partnership Unit or liquidation preferences, without preference or priority one over the other, except in the case of distributions on the Series B-2 Restricted Preferred Units to the extent not payable due to a lack of funds in the Nongovernmental Account and except that:

(a)          The Series G-3 Preferred Units shall be Preference Units and shall receive distributions on a basis pari passu with other Partnership Units, if any, receiving distributions pursuant to Section 5.1.B(i) of the Agreement, except to the extent that distributions on the Series B-2 Restricted Preferred Units may not be paid due to a lack of funds in the Nongovernmental Account.

(b)         Distributions made pursuant to Subsection 2.G(ii)(a) of this Exhibit AL shall be made pro rata with other distributions made to other Partnership Units as to which they rank pari passu based on the ratio of the amounts to be paid the Series G-3 Preferred Units and such other Partnership Units, as applicable, to the total amounts to be paid in respect of the Series G-3 Preferred Units and such other Partnership Units taken together on the Partnership Record Date, except in the case of distributions on the Series B-2 Restricted Preferred Units to the extent such distributions may not be paid due to a lack of funds in the Nongovernmental Account.

(iii) For purposes of allocations of items made pursuant to Article VI of the Agreement, the Series G-3 Preferred Units shall be Preference Units and shall be allocated items pari passu with the allocation of items to holders of Preference Units (i.e., as allocated in Section 6.1.A(ii) and Section 6.1.B (x) of the Agreement) and shall share in those allocations in a pro rata manner based on the distributions and allocations of items, as applicable, made to Preference Units, as applicable; references to Preference Units in Article VI of the Agreement shall be deemed to also refer to Series G-3 Preferred Units except that references to distributions made to Preference Units shall be deemed to refer to distributions made to the Series G-3 Preferred Units in a pro rata manner with such distributions, if any, made to the Preference Units.

H.          Voting. (i) Except as provided in this Section 2.H or as required by law, the holders of the Series G-3 Preferred Units shall not be entitled to vote at any meeting of the Partners or for any other purpose or otherwise to participate in any action taken by the Partnership or the Partners, or to receive notice of any meeting of the Partners.

(ii)  So long as any Series G-3 Preferred Units are outstanding, the General Partner shall not authorize the creation of or cause the Partnership to issue Partnership Units of any class or series or any interest in the Partnership convertible into or exchangeable for Partnership Units of any class or series ranking prior to the Series G-3 Preferred Units in the distribution of assets on any liquidation, dissolution or winding up of the General Partner or the Partnership or in the payment of distributions, or reclassify any Partnership Units of the Partnership into any such senior Partnership Units;

I.            General. (i) At such time, if any, as the General Partner becomes a holder of Series G-3 Preferred Units, the rights of the General Partner, in its capacity as the holder of the Series G-3 Preferred Units, will be in addition to and not in limitation of any other rights or authority of the General Partner, in any other capacity, under the Agreement. In addition, nothing contained in this Exhibit AL shall be deemed to limit or otherwise restrict any rights or authority of the General Partner under the Agreement, other than in its capacity as the holder of Series G-3 Preferred Units.

J.            Assignees. For the avoidance of doubt, Section 11.5 of the Agreement shall apply in respect of any Assignee of Series G-3 Preferred Units. The Assignee of any Series G-3 Preferred Units may exercise the rights of a Limited Partner pursuant to Section 2.D of this Amendment and such Limited Partner shall be deemed to have assigned such rights to such Limited Partner’s Assignee and shall be bound by the exercise of such rights by such Limited Partner’s Assignee.

Schedule 1

Schedule 2

The Issue Reference Price with respect to any particular Redemption Valuation Date shall be adjusted as follows if any of the events described below occur on or before such Redemption Valuation Date:

(i) If the General Partner issues Common Shares as a dividend or distribution on Common Shares to all holders of Common Shares, or if the General Partner effects a share split or share combination, the Issue Reference Price will be adjusted based on the following formula:

IRP1 = IRP0 x OS0/OS1

where

IRP0 = the Issue Reference Price in effect immediately prior to such event

IRP1 = the Issue Reference Price in effect immediately after such event

OS0 = the number of Common Shares outstanding immediately prior to such event

OS1 = the number of Common Shares outstanding immediately after such event.

Any adjustment made pursuant to this paragraph (i) shall become effective on the date that is immediately after the earlier of (x) the date fixed for the determination of shareholders entitled to receive such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this paragraph (i) is declared but not so paid or made, the Issue Reference Price shall be prospectively adjusted to the Issue Reference Price that would then be in effect if such dividend or distribution had not been declared.

(ii) If the General Partner issues to all holders of Common Shares any rights, warrants, options or other securities entitling them for a period of not more than 45 days after the date of issuance thereof to subscribe for or purchase Common Shares, or securities convertible into Common Shares within 45 days after the issuance thereof, in either case at an exercise price per share or a conversion price per share less than the closing sale price of Common Shares on the business day immediately preceding the time of announcement of such issuance, the Issue Reference Price will be adjusted based on the following formula (provided that the Issue Reference Price shall be prospectively adjusted to the Issue Reference Price that would be in effect to the extent that such rights, warrants, options, or other securities or convertible securities are not exercised or converted prior to the expiration of the exercisability or convertibility thereof):

IRP1 = IRP0 x (OS0+Y)/(OS0+X)

where

IRP0 = the Issue Reference Price in effect immediately prior to such event

IRP1 = the Issue Reference Price in effect immediately after such event

OS0 = the number of Common Shares outstanding immediately prior to such event

X = the total number of Common Shares issuable pursuant to such rights, warrants, options, other securities or convertible securities

Y = the number of Common Shares equal to the quotient obtained by dividing (A) the aggregate price payable to exercise such rights, warrants, options, other securities or convertible securities by (B) the average of the closing sale prices of Common Shares for the 10 consecutive trading days prior to the business day immediately preceding the date of announcement (or, if later, the ex-dividend date relating to such announcement) for the issuance of such rights, warrants, options, other securities or convertible securities.

For purposes of paragraph (ii), in determining whether any rights, warrants, options, other securities or convertible securities entitle the holder to subscribe for or purchase or exercise a conversion right for Common Shares at less than the average closing sale price of Common Shares, and in determining the aggregate exercise or conversion price payable for such Common Shares, there shall be taken into account any consideration received by the General Partner for such rights, warrants, options, other securities or convertible securities and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by the General Partner’s board of trustees.

(iii) If the General Partner distributes shares of capital stock, evidences of indebtedness or other assets or property of the General Partner to all holders of Common Shares, excluding:

(A) dividends, distributions and rights, warrants, options, other securities or convertible securities referred to in paragraph (i) or (ii) above,

(B) dividends or distributions paid exclusively in cash, and

(C) spin-offs described below in this paragraph (iii),

then the Issue Reference Price will be adjusted based on the following formula:

IRP1 = IRP0 x (SP0-FMV)/SPO

where

IRP0 = the Issue Reference Price in effect immediately prior to such distribution

IRP1 = the Issue Reference Price in effect immediately after such distribution

SP0 = the average of the closing sale prices of Common Shares for the 10 consecutive trading days prior to the business day immediately preceding the earlier of the record date or the ex-dividend date for such distribution

FMV = the fair market value (as determined in good faith by the General Partner’s board of trustees) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding Common Share on the earlier of the record date or the ex-dividend date for such distribution.

An adjustment made pursuant to the above paragraph shall be made successively whenever any such distribution is made and shall become effective on the day immediately after the date fixed for the determination of holders of Common Shares entitled to receive such distribution.

With respect to an adjustment pursuant to paragraph (iii) where there has been a payment of a dividend or other distribution on Common Shares or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of the General Partner or the Partnership (such transaction, a “Spin-Off”), the Issue Reference Price in effect immediately before the close of business on the record date fixed for determination of holders of Common Shares entitled to receive the distribution will be adjusted based on the following formula:

IRP1 = IRP0 x MPO/(FMV0+MP0)

where

IRP0 = the Issue Reference Price in effect immediately prior to such distribution

IRP1 = the Issue Reference Price in effect immediately after such distribution

FMV0 = the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of Common Shares applicable to one Common Share over the first 10 consecutive trading days after the effective date of the Spin-Off or, if there is no regular market from which closing sale prices may be obtained, the fair market value (as determined in good faith by the General Partner’s board of trustees) of the capital stock or similar equity interest distributed to holders of Common Shares applicable to one Common Share

MP0 = the average of the closing sale prices of Common Shares over the first 10 consecutive trading days after the effective date of the Spin-Off.

The adjustment to the Issue Reference Price under the preceding paragraph with respect to a Spin-Off will occur on the 10th trading day from, and including, the effective date of the Spin-Off.

If any such dividend or distribution described in paragraph (iii) is declared but not paid or made, the Issue Reference Price shall be prospectively adjusted to be the Issue Reference Price that would then be in effect if such dividend or distribution had not been declared.

(iv) If the General Partner or any of its subsidiaries make a payment in respect of a tender offer or exchange offer for Common Shares to the extent that the cash and value of any other consideration included in the payment per Common Share exceeds the closing sale price of a Common Share on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Time”), the Issue Reference Price will be adjusted based on the following formula:

IRP1 = IRP0 x (SP1 x OS0)/(AC + (SP1 x OS1))

where

IRP0 = the Issue Reference Price in effect on the date such tender or exchange offer expires

IRP1 = the Issue Reference Price in effect on the day next succeeding the date such tender or exchange offer expires

AC = the aggregate value of all cash and any other consideration (as determined by our board of trustees) paid or payable for shares purchased in such tender or exchange offer

OS0 = the number of Common Shares outstanding immediately prior to the date such tender or exchange offer expires

OS1 = the number of Common Shares outstanding immediately after such tender or exchange offer expires (after giving effect to the purchase or conversion of shares pursuant to such tender or exchange offer)

SP1 = the average of the closing sale prices of Common Shares for the 10 consecutive trading days commencing on the trading day next succeeding the date such tender or exchange offer expires.

Any adjustment made pursuant to paragraph (iv) shall become effective on the date immediately following the Expiration Time. If the General Partner or one of its subsidiaries is obligated to purchase Common Shares pursuant to any such tender or exchange offer, but the General Partner or such subsidiary is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Issue Reference Price shall be prospectively adjusted to be the Issue Reference Price that would be in effect if such tender or exchange offer had not been made.

The applicable Issue Reference Price will not be adjusted upon certain events, including but not limited to:

•

the issuance of any Common Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the General Partner’s securities and the investment of additional optional amounts in shares of Common Shares under any plan;

•

the issuance of any Common Shares or options or rights to purchase those shares pursuant to any present or future employee, trustee or consultant benefit plan, employee agreement or arrangement or program of the General Partner or any of its subsidiaries;

•	the issuance of any Common Shares pursuant to any option, warrant, right, or exercisable, convertible or convertible security outstanding as of June 15, 2007;
•	a change in the par value of Common Shares;
•	accumulated and unpaid dividends or distributions;
•	as a result of a tender offer solely to holders of less than 100 Common Shares; and
•	for the avoidance of doubt, the issuance of limited partnership units by Vornado Realty L.P. and the issuance of Common Shares or cash upon redemption thereof.

No adjustment in the applicable Issue Reference Price will be required unless the adjustment would require an increase or decrease of at least 1% of the applicable Issue Reference Price. If the adjustment is not made because the adjustment does not change the applicable Issue Reference Price by more than 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/1000th of a share, as the case may be. Notwithstanding the foregoing, if the Series G-3 Preferred Units are called for redemption, all adjustments not previously made will be made on the applicable redemption date. Except as specifically described above, the applicable Issue

Reference Price will not be subject to adjustment in the case of the issuance of any Common Shares or preferred shares of the General Partner, or securities exchangeable for or convertible into Common Shares or preferred shares of the General Partner.

                Attachment 2

AMENDED EXHIBIT A TO THE PARTNERSHIP AGREEMENT